Exhibit 15

August 7, 2018

To the Board of Directors and Stockholders of Lifetime Brands, Inc.:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Lifetime Brands, Inc. for the registration of 900,000 shares of its common stock of our reports dated May 9, 2018 and August 7, 2018 relating to the unaudited condensed consolidated interim financial statements of Lifetime Brands, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2018 and June 30, 2018, respectively.

/s/ Ernst & Young, LLP

Jericho, New York

August 7, 2018